Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-293141) of our report dated June 17, 2026, with respect to the consolidated financial statements of International Battery Metals Ltd. included in this Annual Report on Form 10-K for the year ended March 31, 2026.

/s/ CBIZ CPAs P.C.

Houston, Texas

June 17, 2026